UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  July 15, 2011

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53173	80-0145732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Broadway, 6th Floor

Cambridge, MA 02139

 (Address of principal executive offices) (Zip Code)

(781) 328-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On July 15, 2011, Radius Health, Inc. (the “Company”) entered into a Lease (the “Lease”) with Broadway Hampshire Associates Limited Partnership (the “Landlord”) for approximately 5,672 rentable square feet of space in the building located at 201 Broadway, Cambridge, Massachusetts 02139.

The Lease has an initial term of three years, commencing on August 1, 2011 and expiring on July 31, 2014.  Pursuant to the Lease, the Company’s monthly base rent is $15,125.33 in year 1, $15,598.00 in year 2 and $16,070.67 in year 3 and the Company is required to pay additional monthly rent in an amount equal to the Company’s proportionate share of certain taxes and operating expenses, as further set forth in the Lease.

An event of default under the Lease is defined as the occurrence of any of the following events: failure to pay rent within five business days after the same is due and payable; provided, however, on the first occasion of failure to pay rent when due the Landlord will provide the Company with notice and permit the Company a five-day period to cure such failure after providing such written notice; failure to pay additional monthly rent within ten days after the same is due and payable; failure to perform or observe any other covenant or obligation under the Lease provided the same is not cured within thirty days; the voluntary filing of bankruptcy or any other petition for the relief of debt, acquiescence in the appointment of a bankruptcy trustee or a consent to the assignment of assets; and the involuntary petition against the Company under the bankruptcy code which is not dismissed within sixty days.

A copy of the Lease is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit	Description

10.1	Lease by and between Broadway Hampshire Associates Limited Partnership and Radius Health, Inc., dated July 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 11, 2011

Radius Health, Inc.

By:	/s/ B. Nicholas Harvey
Name: B. Nicholas Harvey
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Lease by and between Broadway Hampshire Associates Limited Partnership and Radius Health, Inc., dated July 15, 2011